Exhibit 99.1

Terms and conditions of agreement with Marc Andrews extending relocation benefits

January 23, 2006

Marc Andrews

Dear Marc,

This letter agreement (“Agreement”) sets forth and defines the terms and conditions of the continuation of certain relocation arrangements earlier made between you and NetIQ Corporation (the “Company”) pursuant to a letter agreement, dated May 4, 2005 (“Prior Agreement”), as well as the terms of your employment with respect to your promotion to Chief Operating Officer on January 10, 2006 (the “Promotion Effective Date”). This Agreement supersedes and replaces the Prior Agreement in its entirety.

POSITION RESPONSIBILITIES

This acknowledges that as of the Promotion Effective Date, you were promoted to the position of Chief Operating Officer, reporting to the Company’s Chief Executive Officer, Chuck Boesenberg.

SALARY AND PREMIUMS

The following salary and benefits shall be provided to you, provided you remain an employee of the Company.

1. Base Salary

Commencing on February 1, 2006, your annual Base Salary will be US$310,000. This salary may be adjusted in the discretion of the Company’s Board of Directors or its Compensation Committee. You currently are paid twice monthly on the 15th and last day of each month, in accordance with our US payroll cycle. In addition to participating in the Management Incentive Bonus Program, you will continue to be eligible to receive a bonus of up to $100,000 per year for achieving quarterly bookings in an amount of at least 110% of target , and will be eligible to receive commissions which, at target, shall equal approximately 32% of your Base Salary.

2. Relocation Expenses

The Company will reimburse you for the following reasonable relocation expenses: (a) shipping of household goods to the United States, and (b) storage of household goods, as necessary. These expenses are reimbursable through December 31, 2007.

3. Housing Allowance

The Company will provide you with a monthly housing allowance of $5,000 per month for a period of 24 months. The monthly housing allowance will be paid at the end of the month. The last monthly housing allowance will be paid on January 31, 2008.

4. Vehicle

The Company will provide you with a car allowance of $1,000 per month through January 31, 2007. This car allowance is intended to cover all vehicle costs, including insurance, tax, maintenance and other incidental expenses.

5. School Fees

The Company will pay Houston private school fees for your two children for the 2006-2007 and the 2007-2008 school years.

TAX POLICY

The housing allowance and schooling costs, to which you are entitled pursuant to Sections 3 and 5, above, are intended to be tax free to you. In the event any compensation by or benefit from the Company to you or for your benefit, provided pursuant to Sections 3 or 5 of this Agreement, becomes subject to U.S. federal, state or local tax, you will be paid a lump-sum payment (a “Gross-Up Payment”) in an amount determined by the Company’s outside auditors such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the amount of the U.S. federal, state or local taxes to which you have become subject as a result of the benefits you are receiving under Sections 3 and 5 of this letter agreement.

IMMIGRATION

The Company will assist you with maintaining the necessary visa and work permits as required for living and working in the US for the duration of your employment with the Company in the US and, as well, will provide assistance to you obtaining a green card (including payment of reasonable legal and filing fees).

PERSONNEL POLICIES & BENEFITS

1. Home Leave

You and your family are eligible for two home leaves per year while you are employed by the Company in the US. The Company will pay for two round trip economy class tickets for you and your family to the UK. Hotels, meals, taxis and car rentals will not be covered. (Home leave cannot be exchanged for any other location or cash allowance.) Holiday days must be used during the home leave.

2. Other Benefits

While employed by the Company in the US, you and your family will receive US health benefits. The Company will contribute 8% of your base salary to a pension scheme of your choice to an allowable cap of £11,880, or any other applicable cap.

You will be covered by the US vacation plan. While working at the Company’s Houston facilities, you will observe the work schedule and holidays in accordance with the local laws and customs.

REPATRIATION

If your employment is terminated by the Company for any reason while you are resident in the US, other than your gross misconduct or your voluntary resignation, the Company will pay a repatriation allowance equal to one month of your Base Salary at the time of termination to assist you in your move back to the UK and will additionally pay for the packing, removals and shipping of any personal belongings to a reasonable and customary level. In addition, the Company will provide one-way, economy class airfare for you and your family to travel back to the UK.

EMERGENCIES

While you are employed by the Company in the US, the Company will provide economy class, round-trip travel to you and your family to the UK in the event of serious illness or death of a member of your immediate family. You are eligible for a paid personal emergency leave up to a maximum of five days but will not be reimbursed for temporary living expenses during the leave.

GOVERNING LAW AND EMPLOYMENT AT WILL

This Agreement shall governed by the laws of the State of Texas and your terms and conditions of your employment are subject to the laws of the State of Texas.

This Agreement shall not confer upon you any right with respect to continuation of employment with the Company, nor shall it interfere in any way with your or the Company’s right to terminate your employment at any time, with or without cause.

If the foregoing accurately reflects our agreement, please sign one copy of this Agreement and return it to me.

Sincerely,

NETIQ CORPORATION

Chuck Boesenberg	Date
Chief Executive Officer

Agreed:

Marc Andrews	Date